Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO RETURNS TO PROFITABILITY

Fiscal Second Quarter Revenue Grows 40% Sequentially and 67% Year-Over-Year

Company Earns $0.04 Per Share

IRVINE, Calif., Sept. 14, 2005 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource mobile power products for notebook computers, cellular telephones, and other handheld devices, today announced financial results for the second quarter of fiscal year 2006 ended July 31, 2005.

Revenue for the second quarter of fiscal 2006 was $11.1 million, up 40% compared with $8.0 million reported for the first quarter of fiscal 2006. Revenue grew 67% compared with $6.7 million in revenue reported for the second quarter of fiscal 2005.

Wireless test solutions (“WTS”) revenue was $5.9 million, up 58% compared with $3.7 million reported in the first quarter of fiscal 2006, and up 66% compared with $3.5 million in revenue reported for the second quarter of fiscal 2005.

ChargeSource revenue for the second quarter of fiscal 2006 was $1.7 million, comparable to the revenue reported in the first quarter of fiscal 2006 and up 53% compared with $1.1 million reported for the second quarter of fiscal 2005. Call box revenue was $3.5 million, up 47% compared with $2.4 million reported in the first quarter of fiscal 2006 and up 77% compared with $2.0 million reported for the second quarter of fiscal 2005.

Revenue for the six months ended July 31, 2005 was $19.1 million, up 21% compared with $15.7 million for the corresponding period of the prior fiscal year.

“We are continuing to benefit from a number of industry trends that are positively impacting revenue generation for our WTS and call box businesses,” said Comarco President and CEO, Tom Franza. “Recently, we announced $4.2 million in new call box contracts, revenues from which we expect to recognize over the next calendar year. State and local agencies have continued to migrate toward more reliable digital wireless technology and as a result, we have won approximately $11 million in new contracts during the past 9 months.

“Likewise, our WTS business also continues to benefit from the infrastructure upgrades that U.S. wireless carriers are implementing as they progress toward 3G deployment,” continued Mr. Franza. “During the fiscal second quarter, we began delivering our Seven.Five voice and data test systems under a contract from a major US based wireless carrier in support of their 3G EvDO technology deployment. We have dedicated a significant amount of resources to build a strong competitive position as well as barriers to entry for WTS and are pleased in the growing interest in our technology.

“Finally, regarding ChargeSource, working with our distribution partner Kensington, we continue to make strong progress in gaining retail market placements,” continued Mr. Franza. “ChargeSource can now be found in many of the leading electronics retailers including Best Buy, Circuit City, CompUSA, Staples and Office Max. We are also working to finalize a strategic partnership with a leading OEM in

2 Cromwell, Irvine, CA 92618 U.S.A.      Office: (949) 599-7400      Fax: (949) 599-1415

order to enter the third-party option segment, which we believe could lead to a high volume production opportunity.”

Net income for the second quarter of fiscal 2006 was $327,000 or $0.04 per share. This compares with a net loss of $1.5 million or $0.20 per share in the fiscal first quarter of 2006. Net loss for the second quarter of fiscal 2005 was $5.0 million or $0.68 per share. Net loss for the second quarter of fiscal 2005 included a $3.3 million charge, or $0.45 per share, to fully reserve the deferred tax asset as of July 31, 2004. Excluding such charge, net loss for the second quarter of fiscal 2005 was $1.7 million, or $0.23 per share.

Net loss for the six months ended July 31, 2005 was $1.2 million or $0.16 per share. Net loss for the six months ended July 31, 2004 was $5.7 million or $0.78 per share and included the aforementioned charge related to the deferred tax asset reserve.

“As we continue to execute our strategies in each of our businesses, we are making strong progress toward achieving predictable and profitable growth. We have made the investments we believe are necessary to position us to capitalize on our opportunities for future growth and believe that our improving financial results illustrate the success of our strategy,” continued Mr. Franza.

Business Outlook

The Company’s WTS business continues to benefit from the rollout of next generation wireless technologies. The Company’s Seven.Five product platform is the leading edge technology for quality of service algorithms, industry leading scanning receivers, and powerful post processing tools designed specifically for 3G cellular networks. For the second half of fiscal 2006, the Company anticipates a quarterly revenue run-rate of approximately $6.0 million per quarter or approximately $22 million for the year.

Regarding ChargeSource, the Company continues to expect to gain additional placements in retail, OEM, and other channels through its relationship with Kensington and others as a result of its launch of a range of strategic new products. Accordingly, the Company reiterates its expectation that ChargeSource revenue will increase sequentially on a quarterly basis throughout the rest of the fiscal year and reach a revenue run-rate of approximately $5.0 million per quarter, or $20.0 million annually, by the end of fiscal 2006.

Supported by an increase in current upgrade contract and project awards, the Company is raising its call box revenue expectations to $12 million for fiscal 2006.

Based upon the outlook for each business unit, the Company expects to achieve full year fiscal 2006 revenue of between $45 and $48 million.

Throughout fiscal 2006, the Company expects to continue to effectively manage its balance sheet, which included approximately $1.22 per share in cash at July 31, 2005.

Earnings Conference Call

Comarco will host a conference call to discuss the financial results for the fiscal second quarter of 2006 which ended July 31, 2005, current corporate developments and its outlook for the remainder of fiscal 2006 at 11 a.m. Pacific Time on September 14, 2005. Dial (800) 218-0204 domestically or

2 Cromwell, Irvine, CA 92618 U.S.A.      Office: (949) 599-7400      Fax: (949) 599-14152

(303) 262-2141 internationally to listen to the call. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 405-2236 for domestic callers or (303) 590-3000 for international callers, both using passcode 11037907#. An archive of the call will be made available at www.comarco.com for 90 days following the call’s conclusion.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; failure to successfully manage our relationships with the distributors of our mobile power products; disruption in our relationships with our suppliers or in our suppliers’ operations; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2005.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource universal mobile power products for laptop computers, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Beugelmans
President and CEO	Vice President and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

2 Cromwell, Irvine, CA 92618 U.S.A.      Office: (949) 599-7400      Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2005	2004	2005	2004
Revenue	$11,134	$6,656	$19,097	$15,726
Cost of revenue	7,069	4,492	12,595	10,285

Gross profit	4,065	2,164	6,502	5,441
Selling, general and administrative costs	1,959	1,990	4,157	4,626
Engineering and support costs	1,803	1,900	3,617	3,756

Operating loss	303	(1,726)	(1,272)	(2,941)
Other income	63	30	120	78
Minority interest	—	44	—	49

Income (loss) before income taxes	366	(1,652)	(1,152)	(2,814)
Income tax expense	—	(3,302)	—	(2,876)

Earnings (loss) from continuing operations	366	(4,954)	(1,152)	(5,690)
Loss from discontinued operations	(39)	(5)	(42)	(9)

Net income (loss)	$327	$(4,959)	$(1,194)	$(5,699)

Basic and diluted loss per share:
Income (loss) from continuing operations	$0.04	$(0.68)	$(0.16)	$(0.78)
Loss from discontinued operations	—	—	—	—

Net income (loss)	$0.04	$(0.68)	$(0.16)	$(0.78)

Weighted average common shares outstanding:
Basic	7,422	7,312	7,422	7,299

Diluted	7,431	7,312	7,422	7,299

Common shares outstanding	7,422	7,312	7,422	7,299

2 Cromwell, Irvine, CA 92618 U.S.A.      Office: (949) 599-7400      Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31, 2005	January 31, 2005
	Unaudited	(A)
ASSETS
Current Assets:
Cash and cash equivalents	$9,027	$12,270
Short-term investments	1,196	1,598
Accounts receivable, net	9,315	5,276
Amounts due from affiliate	3,026	1,100
Inventory	8,126	8,448
Other current assets	349	817

Total current assets	31,039	29,509

Property and equipment, net	1,770	2,154
Software development costs, net	2,567	3,543
Intangible assets, net	2,394	1,495
Goodwill, net	1,289	2,394
Other assets	1,131	1,131

	$40,190	$40,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$655	$101
Deferred revenue	3,715	3,747
Deferred compensation	1,196	1,598
Accrued liabilities	6,044	5,006

Total current liabilities	11,610	10,452

Stockholders’ equity	28,580	29,774

	$40,190	$40,226

(A)	Derived from the audited consolidated financial statements as of January 31, 2005.

2 Cromwell, Irvine, CA 92618 U.S.A.      Office: (949) 599-7400      Fax: (949) 599-1415